Exhibit 10.21

January 6, 2005

Mr. Arthur Ickes

715 Golf House Rd. West

Stony Creek, NC 27377

Dear Mr. Ickes:

On behalf of Spartan Motors, Inc. this offer is for full-time employment as the Executive Director of Operations. This position will report directly to Richard Schalter, President of Spartan Chassis.

Your first day of employment is to be Monday, January 17, 2005 with an annual salary of $130,000.

Spartan will pay a one time sign on bonus, grossed up to net you $20,000.00, which will be paid to you the first pay period eligible. (start date of January 17, first pay period would be January 27, 2005)

You will be eligible for the 2005 SPAR, (Spartan Profit and Return), see attached plan, at a level 4. This compensation would be paid in February 2006 and would be prorated relative to your days of employment in 2005. You will receive a signing bonus of $20,000 within 30 days of acceptance of this offer.

Eligible for 1st quarter bonus, January, February, and March to be paid May, 2005. (An associate must work 320 hours in a quarter to be eligible.) The bonus is paid based on profits for the quarter, so it will vary. On average, the four quarters in total have the potential to be $3,000 to $5,000.

You will be eligible for medical insurance benefits 61 calendar days from your date of hire. Spartan Offers 3 plans that all include vision and dental (please see the attached for details). There is an option to “cash out” of a portion of or this entire plan.

Your weekly earn rate of vacation will be three (3) weeks per year, 3 of the weeks you will receive on your hire date. We understand that your first week of vacation will be Feb. 21st thru Feb. 25th of 2005. You will be eligible for 4 weeks of vacation at the completion of your 5 year of employment. You can use vacation as you earn it. Vacation can be taken in 1-hour increments. The vacation year runs from January 1 to December 31 of every year.

You will be eligible to enroll into the 401(k) Profit Sharing Retirement Plan the first day of the month following the 90-day waiting period. Spartan matches 50 percent of associates’ contribution up to the first 5 percent. If you have an existing 401(k) and wish to roll it over, information can be obtained from the Human Resources Department.

You will receive 1,000 stock options upon your hire date. Your performance will determine the amount of options you receive in the future. The current range for this position would be 3500 to 10,000.

Spartan Chassis will arrange for a mover and cover the expenses of packing and shipping of household items. Spartan will not pay for boats, cars, large animals (such as horses), large hobby items. Spartan will also provide one month of housing. This offer will stand for 2 years.

School Tuition is reimbursed up to $4,000 annually pending grades received. See associate Handbook for details.

Spartan Motors has a Confidentiality Agreement and Background check forms that will require your signature. The offer is pending the results of your background check.

In anticipation of your acceptance of this offer, we wish you every success as you join the Spartan team. Acceptance is requested by the end of the day on January 14, 2005.

Offer Accepted:     /s/ Arthur D. Ickes

     Arthur D. Ickes

/s/ Janine Nierenberger

   Janine Nierenberger

   Director of Human Resources

/s/ Richard Schalter

   Richard Schalter

   President

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